Exhibit 10.2

GRANDE COMMUNICATIONS NETWORKS, INC.
TRANSACTION BONUS PLAN

Article 1: Purpose

The purpose of this Transaction Bonus Plan (this "Bonus Plan") is to advance the interests of Grande Communications Networks, Inc., a Delaware corporation (the "Company"), and its stockholder, Grande Communications Holdings, Inc., a Delaware corporation (“Holdings”), by providing an incentive for certain employees of the Company prior to and during the consummation of the Closing (as defined herein).

Article 2: Definitions

Capitalized terms used and not defined elsewhere in this Bonus Plan have the following meanings:

“Board” means the Board of Directors of the Company.

“Bonus Amount” means with respect to any Eligible Employee, the amount determined by the Compensation Committee of the Board.

“Bonus Pool Amount” means $1,070,000.

“Closing” has the meaning given such phrase in the Recapitalization Agreement.

“Closing Date” has the meaning given such phrase in the Recapitalization Agreement.

“Determination Date” means, with respect to any Eligible Employee that is not an Excluded Employee, the Closing Date, and with respect to any Excluded Employee, it shall mean the date that is two business days prior to the Closing Date.

“Eligible Employee” means any person who is an employee of the Company who is designated as an Eligible Employee under this Bonus Plan by the Compensation Committee of the Board.  All determinations with respect to whether a person is an Eligible Employee will be made by the Compensation Committee of the Board in its sole discretion.

“Excluded Employee” has the meaning given such phrase in the Recapitalization Agreement.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of August 27, 2009, by and among ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Grande Investment L.P., a Delaware limited partnership and wholly owned subsidiary of ABRY (“Ultimate Parent”), Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), Holdings, the Company, and ABRY Partners, LLC, a Delaware limited liability company.

“Release” means, a waiver and release, in form and substance satisfactory to the Board, in connection with an Eligible Employee’s employment with the Company and participation in the Bonus Plan.

Article 3:  Administration

This Bonus Plan will be administered by the Compensation Committee of the Board.  In no event shall distributions under this Plan exceed the Bonus Pool Amount.

Article 4:  Eligibility

All Eligible Employees will be eligible to participate in this Bonus Plan, provided that an individual identified as an Eligible Employee will cease to be an Eligible Employee and will no longer will be eligible to participate in this Bonus Plan upon such individual’s separation from employment with the Company for any reason prior to the applicable Determination Date (including, without limitation, death, resignation, or termination of employment by the Company).

Article 5:  Distribution and Amount

Each Eligible Employee who is employed with the Company on the applicable Distribution Date will be entitled to a distribution from this Bonus Plan equal to the Bonus Amount for each such Eligible Employee as determined by the Compensation Committee of the Board; provided, however, payment of the Bonus Amount is conditioned upon the occurrence of the Closing.

Article 6:  Date of Bonus Payment

All amounts to be paid under this Bonus Plan will be paid on a date determined by the Compensation Committee of the Board at its sole discretion, but in no event later than the 15th day of the third month following the year in which the Determination Date for each Eligible Employee occurred.  It is expected that the payment will be made to the Eligible Employees as soon as reasonably practical after the Closing Date has occurred, provided that the date of payment to any certain Eligible Employee will be no earlier than seven days after the Eligible Employee has signed and delivered to the Company his or her Release and such employee has not revoked the Release within such seven day period.

Article 7:  At-Will Employment

This Bonus Plan does not change or modify in any way the at-will nature of the employment of any Eligible Employee.  Any Eligible Employee may terminate his or her employment at any time for or no reason, and the Company may terminate the employment of any Eligible Employee at any time for any or no reason.

Article 8:  Taxes

All distributions under this Bonus Plan will be subject to the withholding of all applicable taxes and withholdings, including any and all federal, state and local payroll, employment, income and all other taxes and withholdings payable with respect to any such distribution.  All applicable income taxes on distributions under this Bonus Plan will be the responsibility of the Eligible Employee receiving the distribution.

Article 9:  Parachute Limitations

Notwithstanding any other provision of this Bonus Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by an Eligible Employee with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Eligible Employee (including groups or classes of participants or beneficiaries of which the Eligible Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Eligible Employee (a “Benefit Arrangement”), if an Eligible Employee is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, (the “Code”), any distribution (or portion thereof) shall not be  made (i) to the extent that such distribution, taking into account all other rights, payments, or benefits to or for the Eligible Employee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Eligible Employee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Eligible Employee from the Company under this Bonus Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Eligible Employee without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to distribution under this Bonus  Plan, in conjunction with all other rights, payments, or benefits to or for the Eligible Employee under any Other Agreement or any Benefit Arrangement would cause the  Eligible Employee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Eligible Employee as described in clause (ii) of the preceding sentence, then the Eligible Employee shall have the right, in the Eligible Employee’s sole discretion, to designate those rights, payments, or benefits under this Bonus Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Eligible Employee under this Plan be deemed to be a Parachute Payment.

Article 10:  Effective Date of Bonus Plan

This Bonus Plan will become effective immediately after:  (i) it has been approved by an affirmative vote of the Board; and (ii) the Recapitalization Agreement has been fully executed and delivered by all of the parties thereto.

Article 11:  Amendment, Termination or Discontinuance of Bonus Plan

This Bonus Plan will not create any rights of future participation of any person nor limit in any way the right of the Compensation Committee of the Board to modify or to rescind this Bonus Plan in whole or in part.  Additionally, this Bonus Plan does not create any right or guarantee of future employment by the Company.  No person eligible to receive any payments under this Bonus Plan will have any rights to pledge, assign or otherwise dispose of any unpaid portion of such payments.  The Compensation Committee of the Board will have the power at any time to amend or terminate this Bonus Plan, in whole or in part, for any or no reasons and without the consent of any Eligible Employee.